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                                 EXHIBIT 99.2(a)

  AMENDMENT NO. 1 TO THE BSQUARE CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN

1) Paragraph 1 of Section VIII of the 1999 Employee Stock Purchase Plan is hereby deleted in its entirety and replaced with the following:

"VIII. SHARES PURCHASED UNDER THE PLAN

SOURCE AND LIMITATION OF SHARES

     The Company has reserved for sale under the Plan 2,500,000 shares of common stock, subject to adjustment upon changes in capitalization of the Company as provided in Section X. Shares sold under the Plan may be newly issued Shares or Shares reacquired in private transactions or open market purchases, but all Shares sold under the Plan regardless of source shall be counted against the 2,500,000 Share limitation."

The remainder of Section VIII shall remain unmodified and in full force and effect.

2) Except as set forth in this Amendment No. 1, all of the terms and conditions of the 1999 Employee Stock Purchase Plan remain unmodified and in full force and effect.

Date approved by the Board of Directors of the Company: March 21, 2002

Date approved by the Shareholders of the Company: April 30, 2002